Exhibit 99

Jersey Central Power & Light                    For Release: July 25, 2003
300 Madison Avenue
Morristown, New Jersey 07960

News Media Contact:                             Investor Contact:
Ron Morano                                      Kurt Turosky
(973) 401-8097                                  (330) 384-5500




                           JCP&L TO REVIEW DECISION BY
                      NEW JERSEY BOARD OF PUBLIC UTILITIES

         Jersey Central Power & Light (JCP&L) announced today that it is reviewing the New Jersey Board of Public Utilities' (BPU) decision on the company's rate proceeding. Based on that review, the company will decide its appropriate course of action, which could include filing a request for reconsideration with the BPU and possibly an appeal to the Appellate Division of the Superior Court of New Jersey.

         In its ruling, the BPU reduced JCP&L's annual revenues by approximately $60 million, for an average rate decrease of 3 percent, effective August 1, 2003. The BPU decision also provided for an interim return on equity of 9.5 percent on JCP&L's rate base for the next 6 to 12 months. During that period, JCP&L would initiate another proceeding to request recovery of additional expenses incurred to enhance system reliability. In that proceeding, the BPU could increase the return on equity to 9.75 percent or decrease it to 9.25 percent, depending on its assessment of the reliability of the company's service.

         The rate order compares with a proposed increase of $81 million, or 4.1 percent, and a return on equity of 10.6 percent, submitted under a settlement agreement reached last month by JCP&L and all parties to its rate proceeding, except the BPU regulatory staff and the Division of the Ratepayer Advocate.

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         The BPU decision reflects elimination of $111 million in annual customer credits mandated by the New Jersey Electric Discount and Energy Competition Act (EDECA); a $223-million reduction in the energy delivery charge; a net $1-million increase in the societal benefits charge (SBC); and a $49-million increase in market transition charges (MTC). The $1-million net SBC increase reflects approximately a $22-million increase related to universal services' costs previously approved in a separate proceeding, as well as reductions in other components of the SBC.

         The MTC would allow for the recovery of $465 million in deferred energy costs over the next 10 years on an interim basis, thus disallowing $153 million of the $618 million provided for in the settlement agreement. This decision reflects the BPU's belief that a hindsight review comparing JCP&L's power purchases to spot market prices provides the appropriate benchmark for recovery. JCP&L's deferred energy costs primarily reflect mandated purchase power contracts with non-utility generators that are above wholesale market prices, and costs of providing basic generation service to customers in excess of the company's capped basic generation service charges during the transition period under EDECA, which ends August 1, 2003.

         At that time, the generation portion of most customer bills will increase by an average of 7.5 percent as a result of the outcome of the basic generation service auction conducted earlier this year by the BPU.

         JCP&L is an operating company of FirstEnergy Corp., a registered public utility holding company headquartered in Akron, Ohio. FirstEnergy's subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.


Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


                                    (072503)

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